Exhibit 99.1

May 17, 2016

Applied Minerals Reports Record First Quarter 2016 Financial Results

NEW YORK, NY--(Marketwired - May 17, 2016) - Applied Minerals, Inc. (OTCQB: AMNL) (the "Company" or "Applied Minerals"), a leading global producer of DRAGONITE™ halloysite clay and AMIRON™ advanced natural iron oxides, has provided financial results for the quarter ended March 31, 2016.

During the quarter, the Company generated record revenue of $1,001,628, an increase of $838,881, or 515.5%, compared to the corresponding period in 2015. The increase was driven primarily by sales of AMIRON iron oxide through a $5.0 million take-or-pay supply agreement entered into on November 2, 2015. Also contributing to the revenue increase during the quarter were sales of DRAGONITE for use in a specialty zeolite application and sales of AMIRON for use within a pigment application.

On a GAAP basis, the Company incurred an Operating Loss during the quarter of $1,291,713, an improvement of $1,383,587 when compared to the Operating Loss incurred during the corresponding period in 2015. This improvement was driven by the aforementioned 515.5% increase in revenue and a decrease in Total Operating Expense of $544,706 when compared to the comparable period in 2015.

On a Non-GAAP basis, the Company incurred an Adjusted Operating Loss during the quarter of $616,145, an improvement of $1,632,995 when compared to the same period in 2015. This improvement was driven by the aforementioned 515.5% increase in revenue and a decrease in Adjusted Total Operating Expense of $794,114 when compared to the comparable period in 2015.

The overall decrease in Operating Expense was due primarily to a decline in costs related both to the completion of certain underground exploration activities at the Company's Dragon Mine property and a reduction in certain overhead expenses at the Company's New York operations, which were described in a press release distributed on November 2, 2015. Certain operating expenses that were related to the fulfillment of the Company's $5.0 million take-or-pay contract (e.g. additional labor and energy) partially offset the savings realized during the quarter.

Subsequent to the quarter, the Company received net proceeds of approximately $380,000 related to the sale of its non-core Atlas Mine property.

During the quarter, the Company and its distributors continued to aggressively market the DRAGONITE and AMIRON product lines to a wide range of target markets and develop opportunities within its current pipeline. The Company has received encouraging feedback from several existing testing trials, particularly DRAGONITE for use in catalyst applications and both DRAGONITE and AMIRON for use in oilfield services applications. The Company is developing these opportunities and assisting customers as they move further along the path of the commercialization of products that utilize the DRAGONITE halloysite clay and AMIRON advanced natural iron oxide product lines.

Further details regarding the Company's financial results for the quarter ended March 31, 2016 may be obtained from its Form 10-Q filed on May 16, 2016.

Use of Non-GAAP Financial Information:

In addition to our U.S. GAAP results, this press release also includes disclosure on certain Non-GAAP financial measures; as such term is used by the Securities and Exchange Commission. Applied Minerals defines Non-GAAP Adjusted Operating Loss as U.S. GAAP Operating Loss before (i) depreciation expenses, (ii) employee, consultant and director share-based compensation expenses and (iii) employee cash compensation not to recur for the remainder of 2016. Applied Minerals defines Non-GAAP Adjusted Total Operating Expenses as U.S. GAAP Total Operating Expenses before (i) depreciation expense, (ii) employee, consultant and director share-based compensation expenses and (iii) employee cash compensation not to recur for remainder of 2016.

This measure does not have any standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures used by other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with U.S. GAAP.

Adjusted Operating Loss and Adjusted Operating Expenses have limitations as an analytical tool, and when assessing our operating performance, you should not consider adjusted operating loss or operating expenses in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate adjusted operating loss or operating expenses differently than we do, limiting its usefulness as a comparative measure.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Non-GAAP Adjusted Operating Loss to U.S. GAAP Operating Loss and Non-GAAP Adjusted Total Operating Expenses to U.S. GAAP Total Operating Expenses below.

Adjusted Operating Loss	Three Months Ended
	March 31, 2016	March 31, 2015
Operating Loss	$(1,291,713)	$(2,675,300)
+ Depreciation Expense	336,087	326,222
+ Employee, Director and Consultant Share-Based Expense	126,981	99,938
+ Employee Cash Compensation Not to Recur for the Remainder of 2016	212,500	--
Adjusted Operating Loss	(616,145)	(2,249,140)

Adjusted Total Operating Expense	Three Months Ended
	March 31, 2016	March 31, 2015
Total Operating Expense	$2,293,341	$2,838,047
- Depreciation Expense	(336,087)	(326,222)
- Employee, Director and Consultant Share-Based Expense	(126,981)	99,938
- Employee Cash Bonuses Not to Recur for the Remainder of 2016	(212,500)	--
Adjusted Total Operating Expenses	1,617,773	2,411,887

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

1-949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us

MZ Group

http://www.mzgroup.us/

MZ Group

61 Broadway, Suite 3035 New York, NY 10006